Exhibit 10.41

FLEETCOR TECHNOLOGIES, INC.

KEY EMPLOYEE

NON-INCENTIVE STOCK OPTION

OPTION CERTIFICATE

THIS OPTION CERTIFICATE evidences that a non- incentive stock option (“Option”) has been granted under the FleetCor Technologies, Inc. 2010 Equity Compensation Plan (“Plan”) to Key Employee as of the Award Date for the purchase of the Awarded Number of Shares of Stock at the Option Price per share, all as defined below and all subject to the terms and conditions set forth in § 1 through § 12 of Exhibit A of this Option Certificate.

“Key Employee”:	<<Name>>

“Award Date”:	<<Date>>

“Awarded Number of Shares of Stock”:	<<Shares >>

“Option Price per Share”:	<<Dollar >>

“Vesting Period”:	<<Vesting-Period>>

FLEETCOR TECHNOLOGIES, INC.

BY:
TITLE:

OPTION CERTIFICATE

EXHIBIT A

§ 1. Plan. The Option is subject to all the terms and conditions set forth in the Plan for a Non-ISO, and all of the capitalized terms not otherwise defined in this Option Certificate shall have the same meaning in this Option Certificate as in the Plan. If a determination is made that any term or condition in this Option Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Key Employee upon written request to the corporate Secretary of the Company.

§ 2. Status as Non-ISO. The Company intends that the Option not qualify for special income tax benefits under § 422 of the Code. Therefore, the Company intends that the exercise of the Option constitute a taxable event to Key Employee for federal income tax purposes and that the Company receive an income tax deduction for federal income tax purposes with respect to the exercise of the Option.

§ 3. Vesting of Exercise Right. The right to exercise the Option evidenced by this Option Certificate shall (subject to the special rules in § 5) vest and the Option shall become exercisable in equal increments on each annual anniversary of the Award Date over the Vesting Period so long as Key Employee remains continuously in the employ of the Company through such anniversary date, where for purposes of this § 3 and § 4 and § 5 of this Option Certificate the term the Company shall include the Company, a Parent, or a Subsidiary or Affiliate or any combinations of such organizations. The aggregate number of shares of Stock subject to exercise on any date shall equal the excess, if any, of the number of whole shares of Stock as to which the right to exercise then has accrued over the number of whole shares of Stock for which the Option has been exercised. The Option may be exercised in whole or in part at any time with respect to whole shares of Stock as to which the exercise right has accrued as of that time.

§ 4. Life of Option. The Option shall expire when exercised in full; provided, however, the Option shall expire, to the extent not exercised in full, on the date which is the tenth anniversary of Award Date, or, if earlier, on the date provided under § 5 of this Option Certificate.

§ 5. Special Rules.

(a) Termination of Employment. Except as provided in § 5(b) or § 5(c) of this Option Certificate, in the event that Key Employee’s employment by or with the Company is terminated for any reason on any date, Key Employee’s vested right under § 3 of this Option Certificate to exercise the Option (as determined as of the date Key Employee’s employment terminates) shall expire immediately and automatically on the earlier of (A) the last day of the three (3) month period which immediately follows the date Key Employee’s employment terminates or (B) the applicable date described in § 4 of this Option Certificate; provided, however, that in the event Key Employee’s employment is terminated on any date by the Company for Cause, the Option shall expire immediately and automatically on such date and shall be of no further force and effect with respect to any shares of Stock not purchased before such date.

For purposes of determining whether Key Employee’s employment by or with the Company has terminated,

(l) a transfer of employment between or among the organizations which constitute (for purposes of § 3, § 4 and § 5 of this Option Certificate) the

Company shall not be treated as a termination of Key Employee’s employment with the Company,

(2) if Key Employee is employed solely by any Subsidiary or Affiliate, the termination of the Company’s ownership interest in such Subsidiary or Affiliate or the sale of all or substantially all of the assets of such Subsidiary or Affiliate shall be treated as a termination of Key Employee’s employment with the Company, and

(3) Key Employee’s commencement of a leave of absence from the Company shall not be treated as a termination of Key Employee’s continuous employment with the Company if such leave of absence is approved in writing by the Committee.

(b) Death or Disability.

(1) In the event that Key Employee’s employment by the Company terminates because he or she dies or becomes disabled, Key Employee’s right to exercise the Option under § 5(a) shall (subject to § 4) be extended to the last day of the twelve (12) consecutive month period immediately following the date of Key Employee’s termination of employment.

(2) If Key Employee dies or becomes disabled while he or she has a right to exercise the Option under § 5(a) of this Option Certificate, Key Employee’s right to exercise the Option under § 5(a) shall (subject to § 4) be extended to the last day of the twelve (12) consecutive month period immediately following the date of Key Employee’s death or the date as of which he or she is determined to have been disabled.

(3) For purposes of this § 5(b), “disabled” means a permanent and total disability as defined in Code § 22(e)(3).

(c) Change in Control. If (1) there is a Change in Control on any date and the Plan and the Option are continued in full force and effect or there is an assumption or substitution (in accordance with § 424 of the Code) of the Option in connection with such Change in Control and (2) Key Employee’s employment with the Company is terminated at the Company’s initiative for reasons other than Cause or is terminated at Key Employee’s initiative for Good Reason within the Protection Period, then Key Employee’s right to exercise the Option shall fully vest and the Option shall become 100% exercisable (to the extent not already exercisable) by Key Employee on the date his or her employment so terminates (without regard to § 3 of this Option Certificate) in accordance with § 14 of the Plan as in effect on the Award Date and shall be exercisable in accordance with § 5(a) of this Option Certificate. If there is a Change in Control on any date and the Option is not continued in full force and effect or there is no assumption or substitution (in accordance with § 424 of the Code) of the Option in connection with such Change in Control, (A) Key Employee’s right to exercise the Option shall fully vest and the Option shall become 100% exercisable (to the extent not already exercisable) by Key Employee in accordance with § 14 of the Plan (as in effect on the Award Date) on the date of the Change in Control and (B) the Board shall have the right (to the extent expressly required as part of such transaction) to cancel the Option after giving Key Employee a reasonable opportunity to exercise the Option.

§ 6. Method of Exercise. Key Employee may (subject to the conditions of this Option Certificate) exercise the Option in whole or in part (before the date the Option expires) on any normal business day of the Company by (1) delivering to the Company at its principal place of business in Norcross, Georgia a written notice (addressed to its corporate Secretary) of the exercise of such Option and (2) simultaneously paying the Option Price to the Company in cash, by check, in Stock or through any cashless exercise procedure which is acceptable to the Committee, including a Net Option Exercise or in any combination of such forms of payment which results in full payment of the Option Price. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date action acceptable to the Committee is taken to tender such Stock to the Committee or its delegates.

§ 7. Non-Transferability. The Option is not transferable (absent the Committee’s consent) by Key Employee other than by will or by the applicable laws of descent and distribution, and the Option (absent the Committee’s consent) shall be exercisable during Key Employee’s lifetime only by Key Employee. The person or persons to whom the Option is transferred by will or by the applicable laws of descent and distribution thereafter shall be treated as the Key Employee under this Option Certificate.

§ 8. Resale of Shares Acquired by Exercise of Option. Upon the receipt of shares of Stock as a result of the exercise of the Option, Key Employee shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resell or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.

§ 9. Not Contract; No Shareholder Rights; Construction of Option Certificate. This Option Certificate (1) shall not be deemed a contract of employment, (2) shall not give Key Employee any rights of any kind or description whatsoever as a shareholder of the Company as a result of the grant of the Option or his or her exercise of the Option before the date of the actual delivery of Stock subject to the Option to Key Employee, (3) shall not confer on Key Employee any rights upon his or her termination of employment in addition to those rights expressly set forth in this Option Certificate, and (4) shall be construed exclusively in accordance with the laws of the State of Delaware.

§ 10. Other Conditions. If so requested by the Company upon the exercise of the Option, Key Employee shall (as a condition to the exercise of the Option) enter into any other agreement or make such other representations prepared by the Company which in relevant part will restrict the transfer of Stock acquired pursuant to the exercise of this Option and will provide for the repurchase of such Stock by the Company under certain circumstances. Further, if so requested by the Company upon the grant of the Option, Key Employee shall (as a condition to the grant of the Option) enter into any other agreement or make such other representations requested by the Company, including but not limited to any noncompetition agreements requested by the Company.

§ 11. Tax Withholding. The Company shall have the right to satisfy any applicable tax withholding requirements arising out of the exercise of the Option by electing to (1) withhold shares of Stock that otherwise would be transferred to such Key Employee as a result of the exercise of such option, (2) require the Key Employee to deliver to the Company cash, (3) require the Key Employee to deliver to the Company previously owned shares of Stock to the extent necessary to satisfy such requirement or (4) take any combination of the foregoing or take any other action that the Company deems necessary or appropriate under the circumstances; provided, however, that any such action by the Company shall not result in a violation of Section 16(b) of the 1934 Act.

§ 12. Section 16a. If Key Employee, at the time he or she proposes to exercise any rights under this Option, is an officer or director of the Company, or is filing ownership reports with the Securities and Exchange Commission under Section 16(a) of the 1934 Act, then Key

Employee should consult the Company before Key Employee exercises such rights to determine whether the securities law might subject him or her to additional restrictions upon the exercise of such rights.

OPTION EXERCISE FORM

(To be used by Key Employee to exercise the rights to purchase Stock evidenced by the foregoing Option)

TO: FleetCor Technologies, Inc.

The Undersigned hereby exercises his/her right to purchase                      shares of Stock covered by the Option grant evidenced by the attached Option Certificate in accordance with the terms and conditions thereof, and herewith makes payment of the Option Price of such shares in full.

If the Undersigned wants shares electronically transferred to a brokerage account, please attach appropriate transfer instructions to this form.

Signature

Address

Dated